As filed with the Securities and Exchange Commission on January 27, 2015.

Registration No. 333-142956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

JMP Group LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

47-1632931

(I.R.S. Employer Identification No.)

  600 Montgomery Street, Suite 1100
San Francisco, California 94111
(415) 835-8900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JMP Group LLC Amended and Restated

Equity Incentive Plan

(Full Title of the Plan)

Scott Solomon
Chief Legal Officer
600 Montgomery Street, Suite 1100
San Francisco, California 94111
(415) 835-8900

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Andrew D. Thorpe, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Telephone: (415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement No. 333-142956 on Form S-8 (the “Registration Statement”) filed by JMP Group Inc., a Delaware corporation (“JMP Inc.,” or the “Predecessor Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”). This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by JMP Group LLC, a Delaware limited liability company (“JMP LLC,” the “Company,” or the “Registrant”), as the successor registrant to JMP Inc. to reflect the merger of JMP Inc. with and into JMP Merger Corp., a Delaware corporation and wholly owned subsidiary of JMP LLC, with JMP Inc. as the surviving entity and wholly owned subsidiary of JMP LLC (the “Merger”). The Merger was completed pursuant to the Agreement and Plan of Merger, dated August 20, 2014, by and between the JMP Inc. and JMP LLC and JMP Merger Corp. (the “Merger Agreement”).  The Merger became effective on January 1, 2015.

The Registration Statement originally covered up to an aggregate of 6,960,000 shares of the Predecessor Registrant’s common stock, par value $0.001 per share, which were originally issuable under the JMP Group Inc. Amended and Restated Equity Incentive Plan (the “Prior Plan”). The awards outstanding under the Prior Plan, consisting of 3,591,690 stock options and 1,493,851 restricted stock units, have been assumed by JMP LLC under the JMP Group LLC Amended and Restated Equity Incentive Plan (the “Plan”), and the Prior Plan has be superseded by the Plan. In addition, 630,609 shares of the Predecessor Registrant’s common stock were available for issuance in connection with future awards at the time of the Merger. Accordingly, 630,609 common shares representing limited liability interests in JMP LLC will be available for issuance in connection with future awards pursuant to the Plan. The registration fees were paid at the time of filing the original Registration Statement.

In the Merger, all outstanding shares of JMP Inc.’s common stock were converted on a one-for-one basis into common shares representing limited liability company interests in JMP LLC.  Immediately following the Merger, each holder of securities in JMP Inc. held the same relative equity ownership position as they held immediately prior to the Merger, except that JMP Inc.’s stockholders now hold common shares representing limited liability company interests in JMP LLC instead of common stock in JMP Inc.

In addition, pursuant to the Merger Agreement, JMP LLC assumed all JMP Inc. common stock options and all restricted stock unit awards covering shares of JMP Inc. common stock that were outstanding under the Prior Plan at the time of the Merger.  The terms and conditions that were in effect immediately prior to the Merger under each outstanding equity award assumed by JMP LLC under the Plan continue in full force and effect after the Merger, except that the shares issuable under each such award are JMP LLC common shares.

Following the Merger, JMP LLC is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act.  In accordance with paragraph (d) of Rule 414 under the Securities Act, JMP LLC hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Plan is attached hereto as Exhibit 99.2. The Plan has been amended and restated to (i) replace references to the Predecessor Registrant with references to JMP LLC and (ii) replace references to common stock with references to JMP LLC common shares.  No other substantive amendments or modifications have been made to the Plan pursuant to this Post-Effective Amendment.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed with the Commission:

(a) The Predecessor Registrant’s Annual Report on Form 10-K for year ended December 31, 2013;

(b) All other reports filed by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(c) The description of the Registrant’s common shares representing limited liability company interests in the Registrant contained in the Registrant’s Registration Statement on Form S-4 effective October 31, 2014, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Limited Liability Company Agreement of JMP LLC (the “LLC Agreement”) provides for indemnification of JMP LLC’s officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as may be amended or judicially interpreted, as if JMP LLC were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

The Company’s LLC Agreement provides that, to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, applicable statutory and decisional law, a director shall not be liable to our shareholders or the Company for monetary damages for breach of fiduciary duty as a director.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The LLC Agreement provides for indemnification, to the fullest extent permitted by law, by the Company of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the Company’s director or officer, or at the Company’s request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The LLC Agreement also provides that, to the extent authorized from time to time by its board of directors, the Company may provide indemnification to any one or more employees and other agents of the Company to the extent and effect determined by the board of directors to be appropriate. The LLC Agreement also permits it to purchase and maintain insurance for the foregoing, and it expects to maintain such insurance.

The Company has also entered into agreements that provide indemnification to its directors, officers and other persons requested or authorized by its board of directors to take actions on behalf of the Company for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under the Company’s LLC Agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits attached hereto.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A) Paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 27th day of January, 2015.

JMP GROUP LLC

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of JMP Group LLC, hereby severally constitute and appoint Joseph A. Jolson, Raymond S. Jackson and Scott Solomon, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us, and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said registration statement (and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable JMP Group LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Jolson	Director, Chairman and Chief Executive	January 27, 2015
Joseph A. Jolson	Officer (Principal Executive Officer)

/s/ Raymond S. Jackson	Chief Financial Officer (Principal )	January 27, 2015
Raymond S. Jackson	Financial and Accounting Officer

/s/ Craig R. Johnson	Director	January 27, 2015
Craig R. Johnson

/s/ David M. DiPietro	Director	January 27, 2015
David M. DiPietro

/s/ Kenneth M. Karmin	Director	January 27, 2015
Kenneth M. Karmin

/s/ Mark L. Lehmann	Director	January 27, 2015
Mark L. Lehmann

/s/ H. Mark Lunenburg	Director	January 27, 2015
H. Mark Lunenburg

/s/ Jonathan M. Orszag	Director	January 27, 2015
Jonathan M. Orszag

/s/ Carter D. Mack	Director	January 27, 2015
Carter D. Mack

/s/ Glenn H. Tongue	Director	January 27, 2015
Glenn H. Tongue

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Exhibit

4.1

Certificate of Formation of JMP Group LLC, dated as of August 19, 2014 (filed as Exhibit 3.1 to JMP Group LLC’s registration statement on Form S-4 filed with the Commission on October 16, 2014 and incorporated by reference herein).

4.2

Amended and Restated Limited Liability Company Agreement of JMP Group LLC (filed as Exhibit 3.1 to JMP Group LLC’s current report on Form 8-K filed with the Commission on January 2, 2015 and incorporated by reference herein).

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2*	Consent of Pricewaterhouse Coopers LLP.

24.1*	Powers of Attorney (included on the signature page hereto)

99.1

Agreement and Plan of Merger, dated as of August 20, 2014, among JMP Group LLC, JMP Group Inc. and JMP Merger Corp. (filed as Exhibit 2.1 to JMP Group Inc.’s Current Report on Form 8-K on August 20, 2014 and incorporated herein by reference).

99.2*	JMP Group LLC Amended and Restated Equity Incentive Plan.

99.3*	Form of Share Appreciation Right Award Agreement

*	Filed herewith.